EXHIBIT 99.1

News Release
www.epelectric.com

December 14, 2017

Public Utility Commission of Texas Approves Final Order in El Paso Electric Company's Texas Rate Case Docket No. 46831

El Paso, Texas - The Public Utility Commission of Texas (the “Commission”) approved a Final Order (the “Order”) in El Paso Electric Company’s (the “Company” or “EPE”) (NYSE: EE) rate case today. The Order resolves all issues in this rate case.

“We are pleased to have been able to work together with all parties and to reach the agreement reflected in this final order,” said Mary Kipp, President and CEO of El Paso Electric. “As always, we will continue to serve our customers safely and reliably, while finding innovative solutions for meeting the needs of our growing region.”

The Order provides, among other things, for the following: (i) an annual non-fuel base rate increase of $14.5 million; (ii) a return on equity of 9.65%; (iii) all new plant in service as filed in the Company’s rate filing package was prudent and used and useful and therefore is included in rate base; (iv) the Company to recover reasonable rate case expenses of approximately $3.4 million through a separate surcharge over a three year period; and (v) a requirement that the Company file a refund tariff if the federal statutory income tax rate, as it relates to the Company, is decreased before the Company files its next rate case. The Order also establishes baseline revenue requirements for recovery of future transmission and distribution investment costs, and includes a minimum monthly bill of $30.00 for new residential customers with distributed generation, such as private rooftop solar. Additionally, the Order allows for the annual recovery of $2.1 million of nuclear decommissioning funding and establishes annual depreciation expense that is approximately $1.9 million lower than the annual amount requested by the Company in its initial filing. Finally, the Order allows for the Company to recover revenues associated with the relation back of rates to consumption on and after July 18, 2017 through a separate surcharge.

New rates are anticipated to be implemented in January 2018. As a result of the non-fuel base rate increase, the Company’s Texas residential customers will likely see an average monthly bill increase of $3.50 and $5.00 in winter and summer months, respectively.

El Paso Electric Company is a regional electric utility providing generation, transmission and distribution service to approximately 417,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Risks and factors that could cause or contribute to such differences include, but are not limited to: (i) new rates are not implemented in January 2018; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) impact of U.S. tax reform legislation; and (v) other factors detailed by EPE in its public filings with the Securities and Exchange Commission

(SEC). EPE's filings are available from the SEC or may be obtained through EPE's website, http://www.epelectric.com. Although EPE believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. The forward-looking statements are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. EPE does not undertake to update or revise any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law. If EPE does update one or more forward-looking statements, there should be no inference that EPE will make additional updates with respect to these or other forward-looking statements.

Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com